Post Effective Amendment No. 1 to Form S-3

As filed with the Securities and Exchange Commission on September 14, 2004

Registration No. 333- 82953

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Noble Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1311	73-0785597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification No.)

100 Glenborough Drive, Suite 100 Houston, Texas 77067 (281) 872-3100	Arnold J. Johnson, Esq. Vice President, General Counsel and Secretary 100 Glenborough Drive, Suite 100 Houston, Texas 77067 (281) 872-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joe Dannenmaier
William T. Heller IV
Christi Hollingsworth
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement will also be used in connection with Registration Statement No. 333-18929 previously filed by Noble Energy, Inc., formerly known as Noble Affiliates, Inc., on Form S-3.

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 to Registration Statement 333-82953 is solely to update the information contained in the Registration Statement.

PROSPECTUS

[LOGO]	$1,025,000,000	Subject To Completion, dated September 14, 2004

Noble Energy, Inc.

Debt Securities, Preferred Stock,
Common Stock, Warrants

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

     By this prospectus, we may offer up to $1,025,000,000 of debt securities, preferred stock, common stock and warrants on terms to be determined at the time of sale. We will provide more specific information regarding these securities in supplements to this prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol “NBL.”

     You should read this prospectus, particularly the Risk Factors beginning on page 1, and any supplement carefully before investing.

     These securities have not been approved by the Securities and Exchange Commission or by any state securities commission, nor have those organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2004.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may sell the unsecured debt securities, preferred stock, common stock and warrants described in this prospectus in one or more offerings up to a total dollar amount of $1,025,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information.”

     In this prospectus “Noble Energy,” “the Company,” “we,” “us,” “our” and similar expressions refer to Noble Energy, Inc. and our consolidated subsidiaries, unless the context requires otherwise.

RISK FACTORS

     You should carefully consider the information contained in this prospectus and the following factors, among others, before purchasing the offered securities.

Volatile product prices and markets could adversely affect our performance and financial condition.

     The results of our operations are highly dependent upon the prices of and demand for oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received for our oil and natural gas production are dependent upon numerous factors that will be beyond our control. These factors include, but are not limited to, the level of ultimate consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of imports and exports of oil and natural gas, and the overall economic environment. Any significant decline in prices for oil and natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves recoverable on an economic basis. If the industry experiences significant price declines or other adverse market conditions, we may not be able to generate sufficient cash flow from operations to meet our obligations and make planned capital expenditures. In order to manage our exposure to price risks in the sale of oil and natural gas, we may from time to time enter into commodities futures or option contracts to hedge a portion of our crude oil and natural gas sales volume. Any such hedging activities may prevent us from realizing the benefits of price increases above the levels reflected in the hedges.

Failure to fund continued capital expenditures could adversely affect our properties.

     If our revenues substantially decrease as a result of lower oil and natural gas prices or otherwise, we may have limited ability to spend the capital necessary to replace our reserves or to maintain production at current levels, resulting in a decrease in production over time.

     We expect to continue to make capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we financed these expenditures primarily with cash flow from operations and proceeds from debt and equity financings. We believe that, after considering the amount of our debt, we will have sufficient cash flow from operations and available drawings under our credit facilities and other debt financings to fund capital expenditures. However, if our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot assure you that we will be able to obtain additional debt or equity financing or other sources of capital to meet these requirements. If we are not able to fund our capital expenditures, then our interests in some properties might be reduced or forfeited.

We may be unable to make attractive acquisitions or integrate acquired companies, and any inability to do so may disrupt our business.

     One aspect of our business strategy calls for acquisitions of businesses that complement or expand our current business. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive candidates, we cannot assure you that we will be able to complete the acquisition of them or do so on commercially acceptable terms. If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized. In addition, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

Estimates of oil and natural gas reserves are not precise.

     Our SEC filings incorporated by reference in this prospectus contain estimates of our proved oil and natural gas reserves and the estimated future net revenues from such reserves. Actual results will likely vary from amounts estimated, and any significant variance would have a material adverse effect on our future results of operations, financial condition, business, liquidity and prospects.

     There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated value, including many factors that are beyond our control. The reserve data incorporated by reference into this prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The reserve data incorporated by reference into this prospectus represents estimates that depend on a number of factors and assumptions that may vary considerably from actual results, including:

•	historical production from the area compared with production from other areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and natural gas prices;

•	future operating costs;

•	severance and excise taxes;

•	development costs; and

•	workover and remedial costs.

     For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of those reserves based on risk of recovery and estimates of the future net cash flows expected from them prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to upward or downward adjustment, and actual production, revenue and expenditures with respect to our reserves likely will vary, possibly materially, from estimates.

     Because most of our reserve estimates are calculated using volumetric analysis, those estimates are less reliable than estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay of the structure and an estimation of the area covered by the structure based on seismic analysis. In addition, realization or recognition of our proved undeveloped reserves will depend on our development schedule and plans. Lack of certainty with respect to development plans for proved undeveloped reserves could cause the discontinuation of the classification of these reserves as proved.

     As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate. Therefore, the estimate of our discounted future net cash flows from proved reserves is not necessarily the same as the current market value of our estimated oil and natural gas reserves. Actual future net cash flows also will be affected by factors such as:

•	the actual prices we receive for oil and natural gas;

•	our actual operating costs in producing oil and natural gas;

•	the amount and timing of actual production;

•	supply and demand for oil and natural gas;

•	increases or decreases in consumption of oil and natural gas; and

•	changes in governmental regulations or taxation.

     In addition, we use a 10 percent discount factor when calculating discounted future net cash flows for reporting requirements in compliance with the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 69. However, this discount factor may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Our common stock has been listed and traded on the New York Stock Exchange since 1980. Accordingly, you may inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is a part of this document, unless and until that information is updated and superseded by the information contained in the this document or any information subsequently incorporated by reference.

     We incorporate by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than information in such documents that is deemed not to be filed, after the date of this prospectus and until termination of this offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004

•	Current Report on Form 8-K, filed January 16, 2004

•	Current Report on Form 8-K, filed May 10, 2004

     Each of these documents is available from the SEC’s web site and public reference rooms described above. Through our website, http://www.nobleenergyinc.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Arnold J. Johnson, Corporate Secretary, at our principal executive office, which is:

Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
(281) 872-3100

     You should rely only on the information contained or incorporated in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement, and the documents that we file with the SEC that are incorporated by reference herein and therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference, regarding our estimates of oil and gas reserves and the future net cash flows attributable thereto, anticipated capital expenditures, business strategy, plans and objectives of our management for future operations and industry conditions, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, without limitation, future production levels, future prices and demand for oil and gas, results of future exploration and development activities, future operating and development costs, the effect of existing and future laws and governmental regulations (including those pertaining to the environment) and the political and economic climate of the United States and the foreign countries in which we operate from time to time, as discussed in this prospectus, and the documents we have filed with the SEC that are incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.

NOBLE ENERGY, INC.

     We, directly or through our subsidiaries or various arrangements with other companies, explore for, develop and produce crude oil and natural gas. Exploration activities include geophysical and geological evaluation and exploratory drilling on properties for which we have exploration rights. We have exploration, exploitation and production operations domestically and internationally. The domestic areas consist of: offshore in the Gulf of Mexico and California; the Gulf Coast Region (Louisiana and Texas); the Mid-Continent Region (Oklahoma and Kansas); and the Rocky Mountain Region (Colorado, Montana, Nevada, Wyoming and California). The international areas of operations include Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea (Israel) and the North Sea (Denmark, the Netherlands and the United Kingdom).

USE OF PROCEEDS

     We will use the proceeds we receive from selling the offered securities to pay off outstanding debt or for other general corporate purposes. General corporate purposes may include capital expenditures, acquisitions or any other purposes that may be stated in the supplements to this prospectus. The proceeds may be invested temporarily until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	8.63x	4.07x	3.14x	1.31x	3.34x	4.73x	1.75x

     Unless otherwise stated in a prospectus supplement, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividend requirements will be the same.

     For purposes of computing the ratios, the earnings calculation is: income from continuing operations before taxes and cumulative effect of change in accounting principle + income or loss from equity investees + fixed charges + distributed income of equity investees — capitalized interest. The fixed charges calculation is: net interest expense + capitalized interest + interest portion of rental expense.

DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more series. The prospectus supplement relating to each series of debt securities will describe the particular terms of the series and the extent, if any, to which the general provisions below may apply to the debt securities being offered.

     The debt securities will constitute indebtedness designated as either senior debt securities or subordinated debt securities. We will issue senior debt securities, if at all, under the indenture dated as of April 1, 1997, between us and The Bank of New York Trust Company, as successor trustee to U.S. Trust Company of Texas, N.A. (the “senior trustee”), as supplemented by the first indenture supplement dated April 2, 1997, as further supplemented by the second indenture supplement dated August 1, 1997, and as further supplemented by the third indenture supplement dated April 19, 2004. We will issue subordinated debt securities, if at all, under an indenture to be entered into between us and a trustee prior to the issuance of such subordinated debt securities. A prospectus supplement will include any new information regarding the trustee under either indenture.

     Currently, there are outstanding under the senior indenture $100,000,000 of 7.25% senior debentures due 2097, $250,000,000 of 8% senior notes due 2027, $100,000,000 of 7.25% notes due 2023 and $200,000,000 of 5.25% notes due 2014.

     The following discussion includes a summary description of all material terms of the indentures, other than terms specifically relating to a particular series of debt securities to be described in the prospectus supplement relating to such series. This summary is not complete and we refer you to the full indentures, including definitions of terms that are capitalized in this prospectus. Unless we indicate otherwise, references in this Description of Debt Securities section to Noble Energy and “we,” “us,” “our” and similar expressions refer to Noble Energy, Inc. and not our subsidiaries. In certain cases below we have indicated that you should read the indenture for more details about a particular section summarized in this prospectus.

     Other than as described in “Provisions Applicable to the Senior Indenture — Certain Covenants of the Company,” and only to the extent applicable to the senior debt securities of a particular series, as indicated by the applicable prospectus supplement, the indentures do not contain any provisions affording you protection if we engage in a highly leveraged or other risky transactions or if we experience a material adverse change in our financial condition or results of operations.

General Provisions Applicable to Both Indentures

     The indentures do not limit the aggregate amount of debt securities we may issue, and we may issue debt securities from time to time in separate series up to the aggregate amount authorized for the series. We may issue debt securities in registered form without coupons, in bearer form with or without coupons attached or in a form of one or more global securities in registered or bearer form. We will offer bearer debt securities, if at all, only to non-United States persons and to offices located outside of the United States of certain United States financial institutions.

     The debt securities will be unsecured obligations. The senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (as defined below under “Provisions Applicable to the Senior Indenture — Certain Definitions”), as described below under “Provisions Applicable to the Subordinated Indenture — Subordination” and in a prospectus supplement applicable to an offering of subordinated debt securities.

     The applicable prospectus supplement will describe the following terms of the series of debt securities in respect of which we are delivering this prospectus:

(1)	the title of the debt securities;

(2)	any limit on the aggregate principal amount of the debt securities;

(3)	whether the debt securities will be issued as registered debt securities, bearer debt securities or both, and any limitation on issuance of bearer debt securities and any provisions regarding the transfer or exchange of bearer debt securities, including exchange for registered debt securities of the same series;

(4)	whether any of the debt securities are to be issuable as global securities, whether the global securities are to be issued in temporary global form or permanent global form, and, if so, the terms and conditions, if any, upon which interests in the global securities may be exchanged, in whole or in part, for the individual debt securities that they represent;

(5)	the person to whom any interest on any debt security of the series will be payable if other than the person in whose name the debt security is registered on the regular record date;

(6)	the date or dates on which the debt securities will mature;

(7)	the rate or rates of interest, if any, or the method of interest calculation, that the debt securities will bear;

(8)	the date or dates from which any interest will accrue, the interest payment dates on which any interest on the debt securities will be payable and the regular record dates for any interest payable on any interest payment date;

(9)	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

(10)	the period or periods within which, the events upon the occurrence of which, and the price or prices at which, we may redeem or purchase the debt securities, in whole or in part, pursuant to any optional or mandatory provisions;

(11)	our obligation, if any, to redeem or repurchase the debt securities at your option;

(12)	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

(13)	the currency, currencies or currency unit or units of payment of principal of and any premium and interest on the debt securities if other than U.S. dollars;

(14)	any index or formula used to determine the amount of payments of principal of and any premium and interest on the debt securities;

(15)	a description of the terms, conditions and applicable periods for payment, if the principal amount of or any premium or interest on the debt securities is to be payable, at our election or at your election, in one or more currencies or currency units different from those stated in the debt securities;

(16)	the place or places where the debt securities may be presented for exchange, registration of transfer or, if applicable, conversion;

(17)	if other than the entire principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon declaration of the acceleration of the maturity thereof;

(18)	with respect to any senior debt securities, the applicability of any provisions described under “Provisions of the Senior Indenture — Certain Covenants of the Company”;

(19)	the applicability of any provisions described under “— Defeasance”;

(20)	the terms and conditions, if any, pursuant to which the debt securities are convertible or exchangeable into common stock or other securities or instruments; and

(21)	any other terms of the debt securities consistent with the provisions of the applicable indenture.

     We may issue debt securities at a discount from their principal amount. If applicable, the prospectus supplement will describe any United States federal income tax considerations and other special considerations applicable to any original issue discount securities.

     If the purchase price of any debt securities is denominated in one or more foreign currencies or foreign currency units or if the principal amount of and any premium and interest on any series of debt securities is payable in foreign currencies or foreign currency units, then the applicable prospectus supplement will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities.

Form, Exchange, Registration, Conversion and Transfer

     Debt securities are issuable in definitive form as registered debt securities, as bearer debt securities or both. Unless otherwise indicated in an applicable prospectus supplement, bearer debt securities will have interest coupons attached. Debt securities are also issuable in temporary or permanent global form.

     You will be permitted to exchange registered debt securities of any series for different authorized denominations of the same series. In addition, subject to the terms of the indenture, you will be permitted to exchange any bearer debt securities (with all unmatured coupons, except as provided below, and all matured coupons in default) into registered debt securities of the same series of any authorized denominations. Bearer debt securities surrendered in exchange for registered debt securities between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the interest coupon relating to that date, and interest accrued as of that date will not be payable in respect of the registered debt security issued in exchange for the bearer debt security, but will be payable only to the holder of the interest coupon when due in accordance with the terms of the indenture.

     In connection with its sale during the restricted period (as defined below), no bearer debt security (including a debt security in permanent global form that is either a bearer debt security or exchangeable for bearer debt securities) may be mailed or otherwise delivered to any location in the United States (as defined under “? Limitations on Issuance of Bearer Debt Securities”) and a bearer debt security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive the bearer debt security furnishes written certification, in the form required by the indenture, to the effect that the bearer debt security is owned by:

(1)	a person (purchasing for its own account) who is not a United States person (as defined under “? Limitations on Issuance of Bearer Debt Securities”);

(2)	a United States person who (a) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (b) acquired the bearer debt security through the foreign branch of a United States financial institution and who for purposes of the certification holds the bearer debt security through that financial institution on the date of certification and, in either case, the United States financial institution certifies to us or the distributor selling the bearer debt security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended, and related regulations; or

(3)	a United States or foreign financial institution for purposes of resale within the “restricted period” as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

     A financial institution described in clause (3) of the preceding sentence (whether or not also described in clauses (1) and (2)) must certify that it has not acquired the bearer debt security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a bearer debt security in permanent global form, the certification must be given when a beneficial owner’s interest in the security is recorded in connection with the original issuance of the debt security or upon exchange of a portion of a temporary global debt security.

     Debt securities may be presented for exchange as provided above, and registered debt securities may be presented for registration or transfer (with the accompanying form of transfer duly executed), at our office or agency maintained for that purpose. Registered debt securities may also be presented for registration or transfer at any other office or agency maintained for that purpose with respect to any specific series of debt securities as described in the applicable prospectus supplement. In either case you will not be required to pay a service charge, but you will be required to pay any taxes and other governmental charges as described in the indenture. We or our agent, as the case may be, will complete the transfer or exchange when we or they are satisfied with the documents of title and identity of the person making the request.

     In the event of any redemption in part, we will not be required to:

(1)	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on (a) if debt securities of the series are issued only as registered debt securities, the day of mailing of the relevant notice of redemption and (b) if debt securities of the series are issued as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if securities of the series are also issued as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

(2)	register the transfer of or exchange any registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

(3)	exchange any bearer debt security called for redemption, except to exchange a bearer debt security for a registered debt security of that series which is simultaneously surrendered for redemption.

Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, the principal of (and any premium) and interest on bearer debt securities will be payable, subject to any applicable laws and regulations, in the designated currency or currency unit, at the offices of such paying agents outside the United States as we may designate from time to time. The payment will be made, at your option, by check or by transfer to an account maintained by you with a bank located outside the United States; provided, however, that you have delivered the written certification described above under “? Form, Exchange, Registration, Conversion and Transfer” prior to the first actual payment of interest. Unless otherwise indicated in the applicable prospectus supplement, payment of interest on bearer debt securities on any interest payment date will be made only against surrender to the paying agent of the coupon relating to that interest payment date. We and our paying agents will not make payment with respect to any bearer debt security at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor will we make any payments in respect of bearer debt securities presented to us or any of our paying agents within the United States. Notwithstanding the foregoing, our paying agent will pay the principal of, premium, if any, and interest on bearer debt securities denominated and payable in U.S. dollars at its office in the United States, if, but only if, payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal of, premium, if any, and interest on registered debt securities in the designated currency or currency unit at the office of such paying agent or paying agents as we may designate from time to time, except that at our option we may pay any interest by mailing a check to you at your address listed in the security register. Unless otherwise indicated in an applicable prospectus supplement, we will pay any installment of interest on registered debt securities to the person in whose name the registered debt security is registered at the close of business on the regular record date.

     Unless otherwise indicated in the applicable prospectus supplement, we will designate the corporate trust office of the trustee under the applicable indenture as a paying agent for payments with respect to debt securities that are issuable solely as registered debt securities, and we will maintain a paying agent outside the United States for payments with respect to debt securities, subject to limitations described above in the case of bearer debt securities, that are issued solely as bearer debt securities, or as both registered debt securities and bearer debt securities. We will name in an applicable prospectus supplement any paying agents outside the United States and any other paying agents in the United States that we initially designate for the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if we issue debt securities of a series solely as registered debt securities, we will be required to maintain a paying agent in each place of payment for that series and, if we issue debt securities of a series as bearer securities, we will be required to maintain both:

(1)	a paying agent in the United States for principal payments with respect to any registered debt securities of the series (and for payments with respect to bearer debt securities of the series in the circumstances described above, but not otherwise), and

(2)	a paying agent in a place of payment outside the United States where securities of the series and any related interest coupons may be presented for payment.

     All monies that we deliver to a paying agent for the payment of principal of and any premium or interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest shall have become due and payable will, subject to applicable escheat laws, be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment.

Temporary Global Securities

     If specified in the applicable prospectus supplement, all or any portion of the debt securities of a series issuable as bearer debt securities will initially be represented by one or more temporary global debt securities, without interest coupon, to be deposited with a common depository in London for Euroclear System and CEDEL S.A. for credit to the designated accounts. On and after the date provided in the temporary global debt security and described in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive bearer debt securities, definitive registered debt securities or all or a portion of a permanent global security, or any combination of the foregoing but, unless otherwise specified in the applicable prospectus supplement, only upon written certification in the form and to the effect described under “— Form, Exchange, Registration, Conversion and Transfer.” No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or otherwise delivered to any location in the United States in connection with the exchange.

     Unless otherwise specified in the applicable prospectus supplement, we will pay interest on any portion of a temporary global debt security, in respect of any interest payment date occurring before the issuance of definitive debt securities or a permanent global debt security, to each of Euroclear and CEDEL with respect to the portion of the temporary global debt security held for its account. Each of Euroclear and CEDEL will undertake in these circumstances to credit the interest received by it to the respective accounts for which it holds the temporary global debt security, in each case only upon receipt of appropriate written certifications in the form and to the effect described above under “? Form, Exchange, Registration, Conversion and Transfer.”

Permanent Global Securities

     If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any permanent global debt securities may exchange the interests for debt securities of the series in any authorized form and denomination. We and our paying agents will not mail or otherwise deliver to any location in the United States any bearer debt security delivered in exchange for a portion of a permanent global debt security.

Book-Entry Debt Securities

     We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in the applicable prospectus supplement. In that case, we will issue one or more global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except as a whole among the depositary, a nominee of the depositary or a successor depositary and except in the circumstances described in the applicable prospectus supplement. (Sections 305 and 312)

     We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security in the applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable prospectus supplement, debt securities represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee (these institutions are referred to as “participants”). The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if we offer and sell the debt securities directly. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and those laws may impair the ability to transfer beneficial interests in global securities.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in that global security will not be entitled to have debt securities of the series represented by that global security registered in their names, will not be entitled to receive physical delivery of debt securities of that series in certificated form and will not be considered the holders of those debt securities for any purposes under the applicable indenture. (Sections 305 and 312) Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under an indenture, the depositary would authorize the participants to give notice or take action, and participants would authorize beneficial owners owning through them to give notice or take action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Limitations on Issuance of Bearer Debt Securities

     In compliance with United States federal tax laws and regulations, we will not offer or sell bearer debt securities, including securities in permanent global form that are either bearer debt securities or exchangeable for bearer debt securities, during the restricted period within the United States or to United States persons, each as defined below, other than to an office that:

(1)	is located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(i)(v) of the United States Treasury Regulations),

(2)	is purchasing for its own account or for resale or for the account of certain customers, and

(3)	provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the related United States Treasury Regulations.

or to certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. The “restricted period” is defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) and generally is the first 40 days after the closing of the securities offering, and with respect to unsold allotments is until the securities are sold. Moreover, we will not deliver bearer debt securities in connection with a sale by others during the restricted period within the United States. Any underwriters and dealers participating in the offering of bearer debt securities must agree that they will not offer or sell during the restricted period any bearer debt securities within the United States or to United States persons, other than the persons described above, or deliver in connection with the sale of bearer debt securities during the restricted period any bearer debt securities within the United States. The underwriters and dealers must also agree to maintain procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the bearer debt securities are aware of the restrictions described above. We will not deliver any bearer debt security, other than a temporary global bearer debt security, in connection with its original issuance nor will we pay interest on any bearer debt security until we receive the written certification described above under “? Form, Exchange, Registration, Conversion and Transfer.” Each bearer debt security, other than a temporary global bearer debt security, will bear a legend to the following effect: “Any

United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.”

     As used in this discussion, “United States person” means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, and a trust that is subject to the supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust. The term “United States” means the United States of America (including the states and the District of Columbia) and its possessions.

Defaults and Remedies

     Each of the following is an Event of Default, as more specifically defined in the indentures, with respect to debt securities of any series:

(1)	our failure to pay principal or premium, if any, on any debt security of that series when due;

(2)	our failure to pay any interest due on any debt security of that series for 30 days;

(3)	our failure to make any sinking fund payment, when due, in respect of any debt security of that series;

(4)	our failure for 60 days after written notice to us to comply with any of our other covenants in the indenture;

(5)	default by us or any Restricted Subsidiary (defined below under “Provisions Applicable to the Senior Indenture ? Certain Definitions”) under any instrument or other evidence of indebtedness for money borrowed, or any guarantee of payment by us or any Restricted Subsidiary for money borrowed, in an amount in excess of five percent of Consolidated Net Tangible Assets (defined below under “ Provisions Applicable to the Senior Indenture ? Certain Definitions”), unless the default has been cured or waived;

(6)	certain events of bankruptcy, insolvency or reorganization relative to us;

(7)	certain events of bankruptcy, insolvency or reorganization relating to any Restricted Subsidiary; and

(8)	any other Events of Default provided with respect to debt securities of that series as described in the applicable prospectus supplement. (Section 501)

     If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, either the trustee or holders of at least 25 percent in aggregate principal amount of the debt securities of that series then outstanding may declare the principal amount of all debt securities of that series and the accrued interest to be due and payable immediately; provided that if an Event of Default described in clause (6) above occurs, the principal amount of all the debt securities of that series shall automatically become due and payable. However, under certain conditions, the acceleration may be rescinded by holders of a majority in principal amount of the debt securities of that series then outstanding. (Section 502)

     You will not be able to enforce the applicable indenture except as provided in that indenture but, subject to any applicable subordination provisions, nothing shall prevent holders of debt securities of any series from enforcing payment of the principal of or premium, if any, or interest on, or, if applicable, conversion of, their debt securities. Each trustee may refuse to enforce an applicable indenture unless it receives reasonable security or indemnity. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series under an applicable indenture may direct the trustee in its exercise of any trust or power under that indenture. (Sections 508, 512 and 514)

     We will furnish the trustees with an officers’ certificate with respect to compliance with the terms of the applicable indenture. (Section 1005 of the subordinated indenture and Section 1006 of the senior indenture)

Modification

     We and the trustee may modify and amend an indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each affected series then outstanding. However, no modification or amendment may, without the consent of each affected holder:

(1)	change the time or place for payment of principal or interest on any debt security;

(2)	reduce the principal of or rate of interest on, or the premium, if any, payable upon the redemption of, or change the fixed maturity of, any debt security;

(3)	make any debt security payable in a currency other than that stated in the debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(5)	make any change that adversely affects the right of a holder to convert any convertible debt security;

(6)	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to holders; or

(7)	reduce the amount of debt securities of any series whose holders must consent to modification or amendment of or waiver of compliance with certain provisions of the applicable indenture.

The indentures also contain provisions permitting us and the trustees to make certain minor modifications to the applicable indentures not adversely affecting your rights as a holder in any material respect. (Sections 901 and 902)

Consolidation, Merger and Sale of Assets

     We generally may consolidate or merge with or into any person, or convey, transfer, lease or otherwise dispose of our assets. Likewise, any person may consolidate or merge with or into, or transfer or lease its assets to, us. However, no transaction of those types may occur unless:

(1)	the person (if other than us) formed by the consolidation or into which we are merged or that acquires or leases our assets is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes our obligations on the debt securities and under the applicable indentures;

(2)	after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3)	certain other conditions are met. (Section 801)

     The applicable indentures do not provide for any right of acceleration in the event of a consolidation, merger, conveyance, transfer, lease or other disposition of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the applicable indentures do not contain any provision which would protect the holders of notes against a sudden and dramatic decline in our credit quality resulting from any merger, sale, recapitalization or similar restructuring.

Defeasance

     Subject to compliance with certain conditions, we may discharge our indebtedness and our obligations or certain of our obligations under the applicable indenture by depositing funds or obligations issued or guaranteed by the United States of America with the applicable trustee.

     Defeasance and Discharge. The applicable indenture will provide that we will be discharged from any and all obligations in respect of debt securities of a series being defeased, except for:

(1)	certain obligations relating to temporary debt securities of the series and exchange of debt securities of the series;

(2)	registration of transfer or exchange of debt securities of the series;

(3)	replacement of stolen, lost or mutilated debt securities of the series; and

(4)	maintenance of paying agencies to hold monies for payment in trust and payment of United States withholding taxes, if any, imposed on payments to non-United States persons;

if we deposit with the applicable trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on, the debt securities of that series on the stated maturity dates in accordance with the terms of the applicable indenture and the debt securities of the series. (Sections 1502 and 1504 of the subordinated indenture and Sections 1302 and 1304 of the senior indenture) We may establish the trust only if, among other things, we have delivered to the applicable trustee an opinion of counsel confirming that:

(1)	we have received from, or there has been published by, the Internal Revenue Service a ruling, or

(2)	since the date of the applicable indenture there has been a change in the applicable federal income tax law,

in either case to the effect that holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 1504 of the subordinated indenture and Section 1304 of the senior indenture) In the event of any defeasance and discharge of debt securities of a series, you would be entitled to look only to the trust fund for payment of principal of and any premium and interest on your debt securities until maturity.

     Defeasance of Certain Obligations. The indentures will provide that we may omit to comply with certain restrictive covenants, including the covenants described under “Provisions Applicable to the Senior Indenture ? Certain Covenants of the Company” below and that the omission shall not be an Event of Default with respect to the debt securities of a particular series. This right is commonly known as covenant defeasance, and it would require us to deposit with the applicable trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, would provide enough money to pay the principal of and premium, if any, and each installment of interest on, the debt securities of that series on the stated maturity dates in accordance with the terms of the applicable indenture and the debt securities of that series. Our other obligations under the applicable indenture and the debt securities of that series would remain in full force and effect. (Section 1503 and 1504) We may effect a covenant defeasance only if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1504 of the subordinated indenture and Section 1304 of the senior indenture)

     The amount of money and U.S. government obligations on deposit with the applicable trustee would be intended to be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. However, if the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the deposited amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. We will in any event remain liable for those payments as provided in the applicable indenture.

Governing Law

     The debt securities and the indentures provide that they are governed by the laws of the State of New York, without regard to the principles of conflicts of laws. (Section 112)

Concerning The Trustees

     If the trustee were to become one of our creditors, each indenture contains certain limitations on the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. (Section 613) Each trustee will be permitted to engage in other transactions with us. However, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, as amended) and there exists a default with respect to the debt securities of any series outstanding under the applicable indenture, it must eliminate the conflicting interest or resign. (Section 608)

     The holders of a majority in aggregate principal amount of outstanding debt securities under an indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee under the indenture. However, they will have the right to do so only if their directions do not conflict with any law or with the applicable indenture and would not involve the trustee in personal liability or be unduly prejudicial to holders not joining in the action, as determined by the trustee in good faith. (Section 512)

     If a default or an Event of Default under an indenture occurs and is continuing and is known to the trustee under the indenture, the trustee must mail to each holder of debt securities of the affected series notice of the default or Event of Default within 90 days after it occurs. Except in the case of a default or an Event of Default in payment of the principal of, or premium, if any, or interest on, any debt security of any series, the trustee may withhold the notice so long as the trustee in good faith determines that withholding the notice is in the interest of the holders of debt securities of that series under the indenture.

When a trustee incurs expenses or renders services after an Event of Default, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law. (Section 602)

Provisions Applicable to the Senior Indenture

     The senior debt securities will rank equally with all of our other unsubordinated and unsecured indebtedness and senior to the subordinated debt securities and all of our other subordinated debt.

     Certain Covenants of the Company

     Please refer to the definitions provided below regarding certain capitalized terms used in this section.

     If indicated in the applicable prospectus supplement with respect to a particular series of senior debt securities, we will be subject to either or both of the following covenants titled “Limitations on Liens” and “Limitations on Sale and Leaseback Transactions” or any other covenants indicated in the prospectus supplement:

     Limitations on Liens. If we or one of our Restricted Subsidiaries incurs, assumes or guarantees a debt secured by a Mortgage either on any Mineral Interest or on a Restricted Subsidiary’s stock or debt, we will secure the debt securities on at least an equal basis. These restrictions do not apply to debt secured by the following:

(1)	Mortgages in existence on the date of the indenture;

(2)	Mortgages affecting Mineral Interests, shares of capital stock or debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with us or a subsidiary, or on any shares of capital stock or debt of any Restricted Subsidiary at the time its becomes a Restricted Subsidiary;

(3)	Mortgages on property existing when we acquire the property, or Mortgages on any property that we or any Restricted Subsidiary acquires after the date of the indenture that are created or assumed to secure the payment of all or any part of the purchase price of the property or to secure any debt incurred prior to, at the time of, or within 120 days after the acquisition of the property for the purpose of financing all or any part of its purchase price;

(4)	Mortgages on property constructed or improved after the date of the indenture by us or any Restricted Subsidiary that are created or assumed to secure the payment of all or any part of the cost of the construction or improvement, provided, however, that any Mortgage of this kind shall not apply to any property owned by us or any Restricted Subsidiary prior to the date of the indenture;

(5)	Mortgages on our property or the property of a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the indenture of exploration, drilling, mining or development of the property for the purposes of increasing the production and sale of oil, gas and other minerals, or any debt incurred to provide funds for all or any of those purposes;

(6)	Mortgages that secure only debt of a Restricted Subsidiary owed to us or to another Restricted Subsidiary;

(7)	Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the Mortgages; and

(8)	any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (1) through (7), inclusive, or of any debt secured by those Mortgages. (Section 1004)

     Notwithstanding the foregoing, we or a Restricted Subsidiary may issue, assume or guarantee debt secured by a Mortgage on any Mineral Interest or on a Restricted Subsidiary’s stock or debt if such debt, when added to the sum of (1) all other debt that would otherwise be restricted by the foregoing (but not including debt permitted under items (1) through (8) above) and (2) Attributable Debt with respect to Sale and Leaseback Transactions permitted under clause (1) set forth below under “? Limitations on Sale and Leaseback Transactions,” does not at any time exceed ten percent of our Consolidated Net Tangible Assets.

     Under the terms of the senior indenture, the sale or transfer of (1) oil, gas or other minerals in place for a period of time only, or in an amount such that the transferee will realize only a specified amount of money (however determined) or a specified amount of oil, gas and other minerals or (2) any other interest in property of the character commonly referred to as a “production payment,” will not be deemed to create debt secured by a Mortgage.

     Limitations on Sale and Leaseback Transactions. The senior indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Leaseback Transaction with any person, other than us or a Restricted Subsidiary, unless:

(1)	we or the Restricted Subsidiary would be entitled to incur indebtedness in a principal amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction, secured by a Mortgage on the property subject to the Sale and Leaseback Transaction pursuant to the provisions described above under “— Limitations on Liens” above without equally and ratably securing the senior debt securities;

(2)	after the date on which the senior debt securities are originally issued and within a period commencing 180 days before and ending 180 days after the consummation of the Sale and Leaseback Transaction, we or the Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business, including amounts expended for the acquisition, exploration, drilling and development thereof, and for additions, alterations, repairs and improvements thereto, an amount equal to all or a portion of the net proceeds of the Sale and Leaseback Transaction and we shall have elected to designate the amount as a credit against the Sale and Leaseback Transaction (with any amount not being so designated to be applied in clause (3) below); or

(3)	we, during the 365-day period after the effective date of the Sale and Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Senior Indebtedness an amount equal to the greater of (a) the net proceeds of the sale or transfer of the property leased in the Sale and Leaseback Transaction and (b) the fair value, as determined by our Board of Directors, of that property at the time of entering into the Sale and Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us or any Restricted Subsidiary as set forth in clause (2) above), less an amount equal to the principal amount of Senior Indebtedness voluntarily defeased or retired by us within the 365-day period and not designated as a credit against any other Sale and Leaseback Transaction entered into by us or any Restricted Subsidiary during that period. (Section 1005)

     Certain Definitions

     The senior indenture contains definitions of certain terms used in the indenture, including the following:

     “Attributable Debt” means, when used with respect to any Sale and Leaseback Transaction, as of the time of determination, the present value (discounted at a rate equal to our then current weighted average cost of funds for borrowed money as of the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

     “Consolidated Net Tangible Assets” means the total amount of all assets included in the consolidated balance sheet of us and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined) less depreciation, depletion, valuation and other reserves after deducting:

(1)	all current liabilities;

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

(3)	investments in and advances to subsidiaries that are not Restricted Subsidiaries; and

(4)	minority interests in the equity of Restricted Subsidiaries.

     “Hydrocarbons” means oil, gas and other liquid or gaseous hydrocarbons.

     “Mineral Interests” means our leasehold and other interests or those of a Restricted Subsidiary in or under oil, gas or other mineral fee interests, overriding royalty and royalty interests and any other interest in Hydrocarbons and any other interest in minerals in place wherever located and classified by our Board of Directors as capable of producing Hydrocarbons by us or a Restricted Subsidiary, except any interest that in the opinion of our Board of Directors is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

     “Mortgage” means any mortgage, lien, security interest, pledge, charge or other encumbrance.

     “Restricted Subsidiary” means any subsidiary of ours the assets of which comprise in excess of 15 percent of our total consolidated assets as included in the latest audited consolidated balance sheet contained in the latest annual report sent to our shareholders.

     “Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing to us or any Restricted Subsidiary, for a period of more than three years, of any real or tangible personal property that has been, or is to be, sold or transferred by us or the Restricted Subsidiary to the lessor in contemplation of the leasing.

     “Senior Indebtedness” means the principal of and premium, if any, and unpaid interest on the following, whether outstanding at the date of the indenture or thereafter incurred or created:

(1)	our indebtedness for money borrowed (including purchase money obligations) evidenced by notes or other written obligations;

(2)	our indebtedness evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or other similar instrument;

(3)	our obligations as lessee under capitalized leases and under leases of property made as part of any Sale and Leaseback Transaction;

(4)	our obligations in respect of letters of credit issued for our account and swaps of interest rates (and other interest rate hedging agreements) to which we are a party;

(5)	indebtedness of others of any kinds described in the preceding clauses (1) through (4) assumed or guaranteed by us; and

(6)	renewals, extensions and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (1) through (5).

However, the following is not Senior Indebtedness: (a) any indebtedness or obligation referring explicitly to subordinated debt and stating that the indebtedness and obligation shall not be senior in right of payment; (b) any of our indebtedness or obligations in respect of the senior debt securities; and (c) any of our indebtedness or obligations to a subsidiary.

Provisions Applicable to the Subordinated Indenture

     The subordinated debt securities will rank junior to the senior debt securities and all of our other unsecured and unsubordinated indebtedness and will rank equally with all of our other subordinated debt.

     Subordination

     Payment of the principal of and premium, if any, and interest on the subordinated debt securities will be subordinated in right of payment, as set forth in the subordinated indenture, to the prior payment in full of all of our Senior Indebtedness as defined above under “Provisions Applicable to the Senior Indenture ? Certain Definitions,” when due. (Section 1401)

     There are no restrictions in the subordinated indenture on the creation of Senior Indebtedness.

     Because of the subordination, in the event of our dissolution, insolvency, bankruptcy or other similar proceeding, you, as a holder of subordinated debt securities, might recover less, ratably, than holders of Senior Indebtedness and our other general creditors. Upon any distribution of our assets, the holders of subordinated debt securities will be required to pay over their share of the distribution to the holders of Senior Indebtedness until the Senior Indebtedness is paid in full. In addition, if any subordinated debt securities are declared due and payable prior to their stated maturity, or in the event of any default in the payment of principal of or premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period, or in the event of any default with respect to Senior Indebtedness that would permit acceleration of its maturity, or if a judicial proceeding is pending with respect to any Senior Indebtedness default, the holders of Senior Indebtedness will be entitled to be paid in full before we may make any payments to the holders of subordinated debt securities. (Sections 1401, 1402 and 1403)

DESCRIPTION OF PREFERRED STOCK

     The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation, as amended, including the certificates of designations pursuant to which any outstanding series of preferred stock may be issued, and the Delaware General Corporation Law for a complete statement of the terms and rights of the preferred stock.

General

     Our certificate of incorporation authorizes our Board of Directors to cause preferred stock to be issued in one or more series, without stockholder action. The Board of Directors is authorized to issue up to 4,000,000 shares of preferred stock, $1.00 par value per share, and can determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the certificate of incorporation and the Delaware General Corporation Law.

     Of the 4,000,000 shares of $1.00 par value preferred stock we are authorized to issue, 630,000 shares have been designated as Series A Junior Participating Preferred Stock (“Series A preferred stock”) in connection with our rights agreement (described below under “Description of Common Stock — Rights Agreement” ) and 125,000 shares have been designated as Series B Mandatorily Convertible Preferred Stock (“Series B preferred stock”). There are no shares of Series A preferred stock outstanding. On August 13, 2004, 125,000 shares of Series B preferred stock, constituting all outstanding shares of Series B preferred stock, were surrendered to us and will be retired.

     The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

1.	The number of shares of the series of preferred stock being offered;

2.	Voting rights, if any, of the series of preferred stock;

3.	The title and liquidation preference per share of that series of the preferred stock;

4.	The purchase price of the preferred stock;

5.	The dividend rate (or method for determining dividend rates);

6.	The dates on which dividends will be paid;

7.	Whether dividends on that series of preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

8.	Any redemption or sinking fund provisions applicable to that series of preferred stock;

9.	Any conversion provisions applicable to that series of preferred stock; and

10.	Any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, we will describe those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. The certificate of designation will be filed as an exhibit to or incorporated by reference in our registration statement promptly after the offering of the preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. The preferred stock will have no preemptive rights.

     Dividend Rights. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the Board of Directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the Board of Directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

     We may not declare or pay any full dividends on any series of preferred stock, unless we have declared and paid, or contemporaneously declare and pay, full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that preferred stock. When we do not pay those dividends in full, we will declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, we generally may not declare or pay any dividends on our common stock or redeem or purchase any common stock, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock. We will not pay any interest, or sum of money in lieu of interest, in connection with any dividend payment or payments that may be in arrears.

     Unless otherwise described in the prospectus supplement, we will compute the amount of dividends payable for each dividend period by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that we will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

     Rights Upon Liquidation. If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up of our business or affairs.

     Redemption. A series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. Any redemption provisions that apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the prospectus supplement.

     If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

     If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

     If we have not paid full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by any offer made on the same terms to all holders of that series of preferred stock.

     Voting Rights. Except as indicated in this prospectus or in a prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

DESCRIPTION OF COMMON STOCK

     The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation, as amended, including the certificates of designations pursuant to which any outstanding series of preferred stock may be issued, and the Delaware General Corporation Law for a complete statement of the terms and rights of the common stock.

     As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $3.33 1/3 per share. As of June 30, 2004, we had 58,261,756 shares of common stock issued and outstanding and 6,370 shares were reserved for issuance upon the exercise of certain outstanding options.

     Our common stock is listed on the New York Stock Exchange and trades under the symbol “NBL.” The transfer agent and registrar for our common stock is Wachovia Bank, N.A.

     Dividend Rights. Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).

     Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of preferred stock pursuant to applicable law or the provisions of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock.

     Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

     Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock.

Rights Agreement

     We have adopted a Rights Agreement, which provides for the issuance of a right (a “Right”) to the holder of each of our shares of common stock. Because this summary of the Rights Agreement is not complete, we have provided and refer you to the Rights Agreement, as amended, which is an exhibit to the registration statement containing this prospectus.

     Generally, if anyone acquires 15% or more of our outstanding common stock (an “Acquiring Person”), each holder of a Right (other than the Acquiring Person) will be entitled to purchase one one-hundredth of a share of our Series A preferred stock, par value $1.00 per share, for $150.00. Otherwise, prior to an Acquiring Person acquiring 50% or more of our outstanding common stock, we may elect to issue a share of our common stock in exchange for each Right (other than Rights held by the Acquiring Person). In addition, if we are acquired in a merger or other business combination or 50% or more of our assets or earning power is sold, each holder of a Right will be entitled to buy, at the exercise price, common stock of the acquirer having a then current market value of two times the purchase price of the Rights held by that holder. At any time before there is an Acquiring Person, we can redeem the Rights in whole, but not in part, for $0.01 per Right.

     Generally, the Series A preferred stock will rank junior to all other preferred stock regarding dividends and in liquidation. Each share of Series A preferred stock is entitled to a minimum preferential quarterly dividend payment of $0.01 per share and entitled to an aggregate dividend of 100 times the dividend declared on each share of our common stock. In the event of liquidation, each holder of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1.00 per share of Series A preferred stock held but will be entitled to an aggregate payment, on account of each share of Series A preferred stock held, of 100 multiplied by the payment made per share of our common stock. Each share of Series A preferred stock has 100 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A preferred stock will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

     As of the date of this prospectus, there are no shares of Series A preferred stock outstanding.

Matters Which May Inhibit a Change in Control

     Our certificate of incorporation, as amended, and our bylaws, as amended, contain certain provisions which may have the effect of delaying, deterring or preventing a change in control of Noble Energy. Article Twelve of our certificate of incorporation provides that before we may effectuate certain business transactions with any entity who beneficially owns or has owned 20% or more of our outstanding shares of common stock, certain conditions must be satisfied. The affirmative vote of 75% of our outstanding shares of common stock is required to amend this provision. Our bylaws contain certain requirements concerning the advance notice of (i) nominations by stockholders of persons for election to the Board of Directors and (ii) other matters introduced by stockholders at annual meetings. In addition, the rights plan described above and the authority of our Board of Directors to issue, without stockholder approval, preferred stock with such terms as our Board may determine may further have the effect of delaying, deterring or preventing a change in control of the Company.

DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants.

     Each warrant will entitle the holder to purchase the principal amount of debt securities, or the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement.

PLAN OF DISTRIBUTION

     We may sell the offered securities through underwriters, dealers or agents, or we may sell directly to one or more purchasers. The prospectus supplement will name any underwriters, state the purchase price and the proceeds received by us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions to dealers, and any securities exchanges on which the offered securities may be listed.

     If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered through an underwriting syndicate represented by many underwriters. The obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     These offered securities may be sold directly by us or through agents. Any agent will be named, and any commissions payable to that agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis.

     We may authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase offered securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement. The prospectus supplement will set forth the commission payable for soliciting delayed delivery contracts.

     We may agree to indemnify underwriters, dealers or agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may also agree to contribute to payments that the underwriters, dealers or agents may be required to make.

LEGAL MATTERS

     Thompson & Knight LLP will issue an opinion about the legality of the securities for us. Any underwriters will be advised about issues relating to this offering by their own legal counsel.

EXPERTS

     The consolidated financial statements and schedule of Noble Energy, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the December 31, 2003, consolidated financial statements refers to a change in accounting for asset retirement obligations.

     The financial statements of Atlantic Methanol Production Company, LLC, our unconsolidated subsidiary, appearing in Noble Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by us in connection with the offering described in this registration statement (other than underwriting discounts and commissions) are as follows:

SEC Registration Fee	$222,400
Printing and Engraving Expenses	150,000
Accounting Fees and Expenses	100,000
Legal Fees and Expenses	170,000
Blue Sky Qualification Fees and Expenses	15,000
Trustee’s Fees	10,000
Fees of Rating Agencies	200,000
Miscellaneous	30,000

TOTAL	$897,400

Item 15. Indemnification Of Directors And Officers.

     Our certificate of incorporation provides that, to the extent permitted under the Delaware General Corporation Law, our directors shall not be personally liable for monetary damages. Our bylaws provide that we shall indemnify our officers and directors, and, if desired, our employees and agents, to the extent permitted under the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. We maintain policies insuring our and our subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Article VI of our bylaws provides, in substance, that directors and officers shall be, and employees and agents may be, indemnified to the extent permitted by Section 145 of the Delaware General Corporation Law. Additionally, Article Nine of our certificate of incorporation, as amended, eliminates in specified circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions by the director not in good faith;

•	for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which relates to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; and

•	for transactions from which the director derived an improper personal benefit.

     The above discussion of our by-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by our by-laws and by statute.

     We have entered into indemnification agreements with each of our officers and directors. The agreements provide for reimbursement of all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with a threatened, pending or completed proceeding (other than a proceeding by or in the right of the Company) to which he is a party if the indemnitee is determined to have acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to proceedings by or in the right of the Company, the agreements provide for reimbursement of all expenses actually and reasonably incurred by the indemnitee in connection with a threatened, pending or completed proceeding to which he is a party if the indemnitee is determined to have acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, except that the indemnitee shall not be indemnified if he is adjudged to be liable to the Company unless determined upon application by a court of competent jurisdiction that the indemnitee is fairly and reasonably entitled to indemnification of expenses.

     Any underwriting agreement or agency agreement with respect to an offering of securities registered by this registration statement will provide for indemnification of Noble Energy, Inc. and its officers and directors by the underwriters or agents, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits.

     The information required by this Item 16 is set forth in the Index to Exhibits accompanying this registration statement and is incorporated herein by reference.

Item 17. Undertakings.

     The undersigned registrant does hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report on Form 10-K pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, indemnification of this type is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Houston, State of Texas, on the 14 day of September, 2004.

NOBLE ENERGY, INC.
By:	/s/ CHARLES D. DAVIDSON
Charles D. Davidson
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Charles D. Davidson and James L. McElvany, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and for his name, place and stead, in any and all capacities, to sign any and all amendments (including any further post-effective amendments and any registration statement pursuant to Rule 462(b)) to this registration statement on Form S-3 and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ CHARLES D. DAVIDSON Charles D. Davidson	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2004

/s/ JAMES L. MCELVANY James L. McElvany	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	September 14, 2004

/s/ MICHAEL A. CAWLEY Michael A. Cawley	Director	September 14, 2004

/s/ EDWARD F. COX Edward F. Cox	Director	September 14, 2004

/s/ KIRBY L. HEDRICK Kirby L. Hedrick	Director	September 14, 2004

/s/ DALE P. JONES Dale P. Jones	Director	September 14, 2004

/s/ BRUCE A. SMITH Bruce A. Smith	Director	September 14, 2004

INDEX TO EXHIBITS

EXHIBIT
NUMBER	EXHIBIT
4.1	Certificate of Incorporation, as amended, of the Registrant as currently in effect (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1987 and incorporated herein by reference)

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant dated August 27, 1997 (filed Exhibit A of Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on August 28, 1997 and incorporated herein by reference)

4.3	Composite copy of Bylaws of the Registrant as currently in effect (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Date of Event: January 29, 2002) dated February 8, 2002 and incorporated herein by reference)

4.4	Certificate of Designations of Series B Mandatorily Convertible Preferred Stock of the Registrant dated November 9, 1999 (filed as Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference)

4.5	Indenture dated as of October 14, 1993 between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee, relating to the Registrant’s 7 1/4% Notes Due 2023, including form of the Registrant’s 7 1/4% Notes Due 2023 (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference)

4.6	Indenture relating to Senior Debt Securities dated as of April 1, 1997 between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference)

4.7	First Indenture Supplement relating to $250 million of the Registrant’s 8% Senior Notes Due 2027 dated as of April 1, 1997 between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee (filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference)

4.8	Second Indenture Supplement relating to $100 million of the Registrant’s 7 1/4% Senior Debentures Due 2097 dated as of August 1, 1997 between the Registrant and U.S. Trust Company of Texas, N.A. as Trustee, (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference)

4.9	Third Indenture Supplement relating to $200 million of the Registrant’s 5.25% Notes due 2014 dated April 19, 2004 between the Company and The Bank of New York Trust Company, N.A., as successor Trustee to U.S. Trust Company of Texas, N.A. (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-116092) and incorporated herein by reference)

4.10	Rights Agreement, dated August 27, 1997, between the Company and Liberty Bank and Trust Company of Oklahoma City, N.A., as right agent (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on August 28, 1997 and incorporated herein by reference)

4.11	Amendment No. 1 to Rights Agreement, dated December 8, 1998, between the Company and Bank One Trust Company, as successor rights agent to Liberty Bank and Trust Company of Oklahoma City, N.A. (filed as Exhibit 4.2 to the Company’s Registration Statement on Form 8-A/A (Amendment No. 1) filed on December 14, 1998 and incorporated herein by reference)

4.12	Form of Subordinated Indenture to be entered into relating to the subordinated debt securities (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (Registration No. 333-18929) and incorporated herein by reference)

EXHIBIT
NUMBER	EXHIBIT
**5.1	Opinion of Thompson & Knight LLP

*12.1	Computations of Ratio of Earnings to Fixed Charges

*23.1	Consent of KPMG LLP

*23.2	Consent of Ernst & Young LLP

*23.3	Consent of Thompson & Knight LLP

*24.1	Power of Attorney (included in signature page)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Trust Company of Texas, N.A. (filed as Exhibit 25.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-116092) and incorporated herein by reference)

*	Filed herewith

**	Previously filed